Exhibit 1.2
RULES (BY-LAWS) FOR THE BOARD OF DIRECTORS OF ARGENX SE
as approved by the Board of argenx SE on
22 July 2025

1.Status of these Rules
These rules (the "Rules") of the board of directors (the “Board”) of argenx SE (the “Company”) have been established by the Board on 22 July 2025 replacing any previously applicable Board Rules.
2.Board Composition and Committees
2.1.Executive and non-executive functions
The Company will be managed by one or more executive directors under the supervision of the non-executive directors. The directors shall act collectively with shared responsibility.
2.2.Committees - General
The Board may form committees to which certain powers of the Board may be delegated. Committees may be formal committees (required by law, regulation and/or stock exchange rules) or informal committees (voluntarily formed by the Board to aid the functioning of the Board as a whole). Informal committees may be permanent, or formed only for a limited time or for a specific one-off purpose (ad-hoc). Informal committees may consist of members of the Board and other persons, such as Company employees or outside advisors who are not directors of the Company. Formal committees may consist only of Company directors.
Committees shall have such powers and responsibilities as are attributed to them in committee specific terms of reference. In addition, specific powers and responsibilities may be delegated to committees on a case by case basis, by resolution of the Board. Ad-hoc committees typically do not have terms of reference, and shall have such powers and responsibilities as are delegated to them by resolution of the Board.
Committees are responsible for advising the Board, undertaking preparatory work and preparing appropriate draft Board resolutions, as may be the case. Committees may not represent the Board and/or otherwise take any resolutions on behalf of the Board, except if the power to do so is explicitly granted to such committee by resolution of the Board or by terms of reference approved by the Board.
2.3.Permanent Committees
At the date of these Rules, the following formal permanent committees have been formed:

-Remuneration and Nomination Committee; and
-Audit and Compliance Committee.
and the following informal permanent committees exist:
-Research and Development Committee; and
-Commercialization Committee.
For ease of reading, whenever these Rules refer to a ‘committee’, this should be read as a reference to a permanent committee, unless specifically stated otherwise.
2.3.1.REMUNERATION AND NOMINATION COMMITTEE
The Remuneration and Nomination Committee advises the Board primarily on matters relating to (i) the Company’s remuneration practices and policy for the members of the Board and of the Company’s senior level employees reporting directly to the Chief Executive Officer (the “Senior Management Team”); (ii) the Company’s annual remuneration report; (iii) the selection and nomination for appointment of the members of the Board, (iv) succession and contingency planning for members of the Board, the committees and the Senior Management Team; (v) the development, selection and appointment of senior talent; (vi) and all public reporting related to the aforementioned areas including non-financial reporting. The specific powers and responsibilities of the Remuneration and Nomination Committee are set out in the terms of

Exhibit 1.2
reference of the Remuneration and Nomination Committee.
2.3.2.AUDIT AND COMPLIANCE COMMITTEE
The Audit and Compliance Committee advises the Board primarily on matters relating to the oversight of the quality, integrity, functioning and effectiveness of the Company’s: (i) financial reporting; (ii) internal risk management and control systems over financial and non-financial matters, the status of its information security risks, climate-related risks, and business continuity planning; (iii) ethics and compliance program; and (iv) external audit function. The specific powers and responsibilities of the Audit and Compliance Committee are set out in the terms of reference of the Audit and Compliance Committee.
2.3.3.RESEARCH AND DEVELOPMENT COMMITTEE
The Research and Development Committee advises the Board on matters relating to the Company’s research and development activities, including early stage and pre-clinical research and discovery activities, clinical development activities, and scientific collaborations. The specific responsibilities of the Research and Development Committee are set out in the terms of reference of the Research and Development Committee.
2.3.4.COMMERCIALIZATION COMMITTEE
The Commercialization Committee advises the Board on matters relating to the commercialization of the Company’s product candidates, including (i) commercialization strategy and innovation encouragement, (ii) product launch readiness, (iii) commercial market trends, (iii) corporate reputation oversight and risk management, and (iv) non-financial reporting related to the activities of the committee. The specific responsibilities of the Commercialization Committee are set out in the terms of reference of the Commercialization Committee.
2.4.Responsibility
The non-executive directors shall remain collectively responsible for decisions recommended by the formal committees. The Board shall remain collectively responsible for decisions recommended by the informal committees. The non-executive directors shall receive from each of the formal committees a report of its deliberations and findings. The directors shall receive from each of the informal committees a report of its deliberations and findings.
2.5.Non-Financial Reporting Responsibilities
The Board recognizes the importance of robust sustainable company practices for business operations and long-term value creation. Accordingly, the Board is committed to ensuring comprehensive non-financial reporting and oversight. This includes the responsibility to develop and implement effective sustainability strategies, oversee the integration of sustainability considerations into corporate decision-making and ensure transparent and accurate disclosure of non-financial performance to stakeholders. The Board will regularly review and assess the Company's non-financial related risks and opportunities, ensuring alignment with legal requirements, industry standards and stakeholder expectations. In fulfilling this role, the Board will engage with relevant internal and external stakeholders to inform its strategies and decisions.
2.6.TERMS OF REFERENCE
The Board shall draw up terms of reference for each committee which may be amended by the Board at any time. The constitution of the committees shall be determined by the Board, in accordance with the terms of reference and taking into account the advice of the Remuneration and Nomination Committee on the matter (if any).
3.Meetings
3.1.FREQUENCY
As a rule, the Board and each of the permanent committees shall meet at least once every quarter. Other meetings of the Board and each of the permanent committees shall be held as often as the chairperson of the Board (the “Chairperson”) or the chairperson of the relevant committee deems necessary.
3.2.Specific meetings
The executive directors and the non-executive directors respectively may adopt legally valid resolutions with regard to matters that fall within the scope of their respective duties referred to in article 10, paragraphs 1 and 2 of the Articles of Association. The non-executive directors shall discuss at least once a year, without the executive director(s) being present, the functioning of the Board as a whole, that of its committees and that

Exhibit 1.2
of the directors individually, and the conclusions that are drawn on the basis thereof. The desired profile, composition and competence of the non-executive directors shall also be discussed.
At least once every four years, the Board and the Audit and Compliance Committee shall conduct a thorough assessment of the functioning of the external auditor in the different capacities in which the external auditor acts. The main conclusions of this assessment shall be communicated to the general meeting for the purposes of assessing the nomination for the appointment of the external auditor.
3.3.NOTICE
Notice of a meeting of the Board shall be given by the Chairperson or the corporate secretary on his or her behalf or, in his or her absence, by the deputy chairperson or by the Chief Executive Officer. The notice shall be sent to each director at his or her usual place of business or residence or by e-mail. The notice of the meeting shall state the time and place of the meeting and an agenda identifying the matters to be discussed, accompanied by copies of any relevant documents to be discussed at the meeting.
Notice of regular meetings shall be given at least 5 business days before the date of the meeting. Such notice period may be shortened at the discretion of the Chairperson or, in his or her absence, the deputy chairperson or the Chief Executive Officer in case of an emergency.
3.4.Agenda for Meetings
The Chairperson or, in his or her absence, the deputy chairperson or the Chief Executive Officer will establish the agenda for each meeting. Each director is free to suggest the inclusion of items of business on the agenda.
3.5.Meeting location
Meetings are normally held at the seat of registration of the Company (which is Amsterdam, the Netherlands), but may also take place elsewhere.
Meetings may also be held by telephone, videoconference or electronic communication, provided that all participants can hear each other simultaneously. Directors attending the meeting by telephone or videoconference are considered present at the meeting.
3.6.CHAIR
The Board meetings are chaired by the Chairperson or, in his or her absence, by the deputy chairperson. In the event of their absence, the directors present at the meeting will appoint one of the non-executive directors present as chairperson of that meeting. The chairperson of the meeting determines the order in which the items of the agenda are treated and the nature and sequence of the voting. The chairperson of the meeting may demand that the resolution on an individual item of the agenda is adjourned.
3.7.QUORUM
The Board can only adopt valid resolutions when the majority of the relevant directors in office shall be present or represented at the Board meeting.
3.8.Decision-making
In due consideration of the allocation of tasks and duties among the executive director(s) and the non-executive directors, the directors shall endeavor that, insofar as is possible, resolutions are adopted unanimously in a meeting at which all relevant directors in office are present or represented. Where unanimity cannot be reached and subject to clause 3.9 of these Rules, all resolutions are adopted by the favorable vote of a majority of the directors present or represented at the meeting. In case of a tie in any vote, the proposal shall be rejected.
3.9.Approval matters
The matters set out in the Schedule to these Rules shall require approval of the majority of the non-executive directors. The non-executive directors may determine that certain other matters shall require approval of a certain majority of the non-executive directors. Such matters shall be clearly specified and notified to the executive director(s) in writing. Any such matter shall not be implemented prior to a resolution of the non- executive directors and only if and to the extent provided for in such resolution. Without prejudice to the provision in the previous sentence, the non- executive directors can elect in their discretion to retroactively ratify and confirm actions taken by the executive director(s).

Exhibit 1.2
3.10.MINUTES
Minutes shall be established for each meeting and will state the time and place of the meeting, list the persons attending the meeting, state the existence of any conflict of interest, summarize matters discussed and the wording of the resolutions. The minutes shall be signed by the Chairperson and the secretary of the meeting and a copy shall be forwarded to all directors. The minutes are deemed approved if no director raises objections during the next meeting following the receipt of the minutes. Resolutions of the Board adopted outside a meeting (in accordance with article 11 paragraph 6 of the Articles of Association) must be recorded separately or included in the minutes of the next Board meeting.
3.11.Commitment and absence
Non-executive directors shall procure that they have sufficient time for the proper fulfilment of their role, functions and responsibilities. This will be monitored by the Chairperson.
Non-executive directors who are frequently absent shall be called to account for this. The annual reports and accounts shall state which non-executive directors have been frequently absent from meetings and shall state the absenteeism rates of each of the directors.
3.12.Other directorships
A director shall inform the Board of any outside directorship or position held or intended to accept by such director.
4.The Chairperson
4.1.Principal role
The Chairperson is responsible for the proper functioning of the Board and its committees and shall communicate on behalf of the non-executive members of the Board. He or she is the main contact point to shareholders regarding the functioning of the executive and non- executive directors. He or she shall have such further duties and authorities as are set out below and as shall be determined by the Board.
The Chairperson determines the agenda of the Board, chairs the meetings of the Board and monitors the proper functioning of the Board and of the committees. He or she ensures, as Chairperson, the orderly and efficient conduct of the general meeting.
4.2.Specific responsibilities
The Chairperson shall ensure that:

(i)the Board is duly composed and functions properly;
(ii)the directors follow their induction and education or training programme;
(iii)the non-executive directors receive in good time all information which is necessary for the proper performance of their duties;
(iv)there is sufficient time for consultation and decision-making by the non-executive directors;
(v)the committees function properly;
(vi)the performance of the individual directors is assessed at least once a year;
(vii)the Board appoints a deputy chairperson if and when the appointment of a deputy chairperson is considered appropriate; and
(viii)the non-executive directors have proper contact with the executive director(s).
5.Company secretary
The Chairperson is assisted in his or her role by the Company secretary, who is appointed by the executive director after the approval of the non-executive directors has been obtained.
The Company secretary shall ensure that correct procedures are followed and that the Board acts in accordance with its statutory obligations and its obligations under the Articles of Association and these Rules. He or she shall assist the Chairperson in the actual organization of the affairs of the Board (information, agenda, evaluation, training programme, etc.).
The Board may delegate further powers to the Company secretary.
6.Conflicts Of Interests
6.1.General principles
Any form of conflict of interest between the Company and the directors should be prevented. Directors shall:
(i)not enter into competition with the Company;
(ii)not demand or accept (substantial) gifts from the Company for themself or for their spouse,

Exhibit 1.2
registered partner or other partner, foster child or relative by blood or marriage up to the second degree as defined under Dutch law;
(iii)not provide unjustified advantages to third parties to the detriment of the Company; and
(iv)not take advantage of business opportunities to which the Company is entitled for themself or for their spouse, registered partner or other partner, foster child or relative by blood or marriage up to the second degree as defined under Dutch law.
Directors shall immediately report any (potential) direct or indirect personal interest in a matter which is conflicting with the interests of the Company and the business connected with it (for the purposes of this Chapter 6 , a “Conflict of Interest”) to the Chairperson and to the other directors and shall provide all relevant information, including information concerning his or her spouse, registered partner or other partner, foster child and relatives by blood or marriage up to the second degree as defined under Dutch law.
The non-executive directors shall decide, without the director concerned being present, whether there is a Conflict of Interest.
A Conflict of Interest in relation to a director may exist, if the Company intends to enter into a transaction with a legal entity:
(i)in which such director personally has a material financial interest;
(ii)which has a member of the management board or the supervisory board who is related under family law to such director of the Company, or
(iii)in which such director has an executive or non-executive position.
6.2.Conflict of interests Chairperson
If the Chairperson has a Conflict of Interest he or she shall immediately notify the chairperson, with all relevant information, including relevant information concerning his or her spouse, registered partner or other partner, foster child and relatives by blood or marriage up to the second degree as defined under Dutch law, who will take such (interim) measures as he or she shall deem appropriate and in the interest of the Company, which may include a suspension of the Chairperson from attending any meeting or being involved in any matter where the Conflict of Interest might in the opinion of the deputy chairperson be an issue.
6.3.DELIBERATIONS AND DECISION-MAKING PROCESS
An executive director shall not participate in any discussions and decision making if he or she has a Conflict of Interest in the matter being discussed, notwithstanding his or her rights to give his or her views on the amount and structure of his or her own (proposed) remuneration. If for this reason no resolution can be taken by the executive directors, the non-executive directors will resolve on the matter.
A non-executive director shall not participate in any discussions and decision making if he or she has a Conflict of Interest in the matter being discussed. If for this reason no resolution can be taken by the non- executive directors, the Board will resolve as if there were no Conflict of Interest.
6.4.Handling by the non-executive directors
The non-executive directors shall be responsible for the decision making in regard to the handling of Conflicts of Interests with individual directors, with persons holding a substantial shareholding in the Company and with the external auditors. The non- executive directors may delegate their authorities and powers in this respect to the Chairperson or deputy chairperson or to the Audit and Compliance Committee, provided there shall be detailed accounting of the way in which the Conflict of Interest has been handled to the Board.
6.5.Customary Terms
All transactions in which there are Conflicts of Interest with directors shall be agreed on terms that are customary in the market. Decisions to enter into transactions in which there are Conflicts of Interest with directors that are of material significance to the Company and/or to the relevant director require the approval of the non-executive directors. Such transactions shall be published in the annual report, together with a statement of the conflict of interest and a declaration that best practice provisions 2.7.3 and 2.7.4 of the Dutch Code have been complied with.
All transactions between the Company and legal or natural persons who hold at least ten per cent of the shares in the Company shall be agreed on terms that are customary in the market. The non-

Exhibit 1.2
executive directors are required to approve such transactions that are of a material significance to the Company and/or to such persons. Such transactions shall be published in the annual report, together with a declaration that best practice provision 2.7.5 of the Dutch Code has been complied with.
7.Relationship With The Executive Management
We have an executive management team consisting of our senior management and one or more executive director(s) (the “Executive Committee”). All members of our Executive Committee are regularly involved in the discussions of our Board of directors and its committees, by attending Board meetings if and when appropriate and otherwise through direct contact with members of the Board if so requested, in order to provide information and context to the various issues the Board needs to decide on. The Executive Committee shall provide the Board with the following information in a timely manner:
(i)information on, among other things, material business developments, major organizational issues, research and development, scientific progress, regulatory developments and other key strategic matters; and
(ii)such information as the Board may request from the Executive Committee from time to time, which may be presented at Board meetings or in any other form agreed upon between the Executive Committee and the Board of directors.
8.AMENDMENT AND DEVIATIONS
The Board may amend these Rules and may allow temporary deviations from these Rules.
9.Governing law and jurisdiction
These Rules shall be governed by and construed in accordance with the law of the Netherlands. The courts of Amsterdam, the Netherlands, shall have exclusive jurisdiction to settle any dispute arising from or in connection with these Rules (including any dispute regarding the existence, validity or termination of these Rules).
These Rules, and any amendments thereto, shall be posted on the Company’s website.

***

Exhibit 1.2

10.Schedule – Majority Approval Matters
The following matters can be resolved upon by the Board only with a majority of the non- executive directors voting in favor:
(i)Any proposal of the Board to the general meeting with respect to the dissolution, liquidation or winding up of the Company;
(ii)Any proposal of the Board to the general meeting with respect an amendment of the Articles of Association;
(iii)Any proposal of the Board to the general meeting with respect to an issue of shares in the Company or to grant rights to subscribe for shares in the Company or to designate the Board as the corporate body authorized to do so as well as a resolution of the Board to issue shares or to grant rights to subscribe for;
(iv)Any proposal of the Board to the general meeting with respect to the exclusion or restrictions of pre-emptive rights to subscribe for shares or to rights to subscribe for shares or to designate the Board as the corporate body authorized to do so as well as a resolution of the Board to restrict or exclude pre-emptive rights;
(v)Acquisition of own shares;
(vi)Any proposal of the Board to the general meeting with respect to a reduction of share capital;
(vii)Adoption of, as well as any changes to, the Company’s reserves and dividends policy, the determination of the amount of profit to be reserved in any financial year as well as any proposal of the Board to the general meeting for the payment of any dividends, including an interim distribution or any distribution out of the reserves of the Company;
(viii)Adoption of the annual operating plan for the Company and its direct and indirect subsidiaries;
(ix)Adoption and amendment of any employee equity incentive plans;

(x)Adoption and amendment of any employee equity incentive plans;
(xi)Conducting any material litigation on behalf of the Company other than in relation to the collection of debts, and taking measures which cannot be delayed, and making settlements;
(xii)Directly or indirectly entering into any agreements, contracts or arrangements which are not of an at arm’s length nature or entering into an arrangement or agreement with (including, without limitation, an individual related to) a shareholder, executive director or non-executive director; and
(xiii)Changing the business location of the Company to any location outside the Netherlands.
***

Page 7 of 7